EXHIBIT 99.4

CardioNet, Inc.

227 Washington Street, 3rd Floor

Conshohocken, PA 19428

January 28, 2009

Randy H. Thurman

139 Dutton Mill Road

Malvern, Pa.  19355

Re:  Position as Interim CEO of CardioNet, Inc.

Dear Randy:

It is my sincere pleasure, on behalf of CardioNet, Inc. (the “Company”), to offer you the role of interim President and Chief Executive Officer of the Company (“interim CEO”).

Effective as of January 28, 2009, you will commence full-time employment as the Company’s interim CEO and continue as Executive Chairman of the Board of Directors of the Company (the “Board”), subject to the terms and conditions set forth in this letter.

In your role as interim CEO, you agree that during your employment by the Company you will be expected to work closely with the Board and the executive team of the Company to further the goals and objectives of the organization.  The Board expects that in your role as interim CEO and your continued role as Executive Chairman of the Board, you will devote your full business energies, interest, abilities and productive time to the proper and efficient performance your duties, including, coordinating the activities of the Board, managing investor relations, providing assistance to the executive team of the Company in operations, being involved in high level management decisions as guided by the Board and serving as a facilitator of communications between the executive team of the Company and the non-employee directors; provided that your continued service to New Mountain Capital to a degree consistent with the level of service you have provided to New Mountain Capital while serving as Executive Chairman of the Board will not be deemed to be in violation of this full time commitment.  Also, upon the Company’s selection and hiring of a permanent Chief Executive Officer, you will cease to serve as interim CEO but will continue as Executive Chairman and the terms and conditions provided by that certain letter agreement by and between you and the Company dated July 7, 2008 (the “Chairman Agreement”) will be fully reinstated.

You will receive your January compensation as Executive Chairman pro-rated through the effective date of this letter.  As compensation for your services as interim CEO, you will be paid an annual base salary of $500,000 (prorated for 2009 and any other partial year of employment on the basis of a three hundred sixty-five (365) day fiscal year), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices.  In addition you will be eligible to receive an annual discretionary bonus under the Company’s Management Incentive Program beginning with the 2009 fiscal year.  The bonus amount you may receive, if any, is discretionary but based upon the target bonus amount determined by the Board and other criteria set forth in the Management Incentive Program as determined by and evaluated by the Board in its sole and absolute discretion.  For the 2009 fiscal year, the Board has determined that your target bonus amount is one hundred percent (100%) of Base Salary.  Any bonus you earn will be paid based on actual performance for the year in question, in accordance with the Company’s Management Incentive Program; provided that there will be no requirement that you be employed on the payment date of such bonus and such bonus (if earned) will be prorated for 2009 and any other partial year of employment on the basis of a three hundred sixty-five (365) day fiscal year.  You will also be eligible to participate in the Company’s Long Term Incentive Plan (the “LTIP”) for the period you serve as interim CEO at level commensurate with the position of Chief Executive Officer.  Your receipt of awards under the LTIP will be subject in all respects to the terms and conditions of the LTIP, as in effect from time to time; provided any award under the LTIP will be prorated for 2009 and any other partial year of employment on the basis of a three hundred sixty-five (365) day fiscal year.  Notwithstanding the preceding paragraph, if you voluntarily resign from the position of interim CEO prior to the time a permanent Chief Executive Officer has been hired or otherwise materially breach this letter agreement, you will not be entitled to any bonus or LTIP payment, pro rata or otherwise.

You will receive the Restricted Stock Unit Award under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) with respect to a number of shares of common stock of the Company representing eighty thousand dollars ($80,000) made to all directors and approved by the Board on January 22, 2009.  In consideration for accepting the interim CEO role and, in addition to the foregoing base salary, bonus and LTIP opportunity, as soon as practicable following the date of this letter (and in lieu of any award made to directors of the Company in May 2009), you will receive an additional Restricted Stock Unit Award with respect to a number of shares of common stock of the Company representing eighty thousand dollars ($80,000) as of the date of grant, subject to the terms and conditions set forth in the 2008 Plan and the Company’s standard form Restricted Stock Unit Award Agreement for directors.  The restricted stock units will be 100% vested as of the date of grant, and payment will be made upon the earliest to occur of the events listed in the Company’s standard form Restricted Stock Unit Award Agreement for directors.

You will be eligible to participate in any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s senior management employees, in accordance with Company policy and the terms of the applicable plan documents,.  You will also be eligible for paid vacation and paid Company holidays in accordance with Company policy.  In addition, the Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with the performance of your duties as interim CEO and Executive Chairman of the Board in accordance with the Company’s established reimbursement policies.

In accordance with the Company’s indemnification policies for officers and directors, the Company will, to the maximum extent permitted by law, indemnify and hold you harmless against any costs and expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to your service as interim CEO and Executive Chairman of the Board.

Except as provided in this letter agreement, this letter supersedes and replaces the Chairman Agreement in its entirety; provided that the stock options previously granted to you under the 2008 Plan and the Company’s 2008 Non-Employee Director’s Stock Option Plan (the “Director Plan”) will continue to vest and become exercisable in accordance with the terms thereof so long as you remain in the Continuous Service (as defined in the 2008 Plan and the Director Plan, respectively) of the Company as of each applicable vesting date.  Other than the January 22, 2009 director grant, for so long as you are employed by the Company, you will no longer be eligible for grants under the Director Plan or other compensatory arrangements in place for non-employee members of the Board on and after the date hereof.

As a condition of your employment as interim CEO, you agree to execute and abide by the Company’s Proprietary Information and Inventions Agreement (“PIIA”).  In addition, during your employment and for a period of one-year following the termination of your employment with the Company for any reason, you will not engage in competition with the Company and/or any of its Affiliates (as defined below), either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of the Company, except with the prior written consent of the Board.  For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

You further agree that during your employment, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.  Your ownership in professionally managed funds over which you do not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market will not constitute a breach of this requirement.

Your employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason.  Upon any termination by the Company, you agree to resign all positions, including as an officer and, if applicable, as a director or member of the Board or any committee thereof, related to the Company and its parents, subsidiaries and Affiliates.  Unless otherwise determined by the Board, termination of your employment as interim CEO will not affect your status as a director.

This letter agreement, along with your existing stock option documentation, constitutes the entire agreement between you and the Company regarding the subject matter hereof.  This letter agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in writing.

This letter will be construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in Conshohocken, Pennsylvania conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator will:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Accordingly, you and the Company hereby waive any right to a jury trial.  Both you and the Company will be entitled to all rights and remedies that either you or the Company would be entitled to pursue in a court of law.  The Company will pay any JAMS filing fee and will pay the arbitrator’s fee.  The arbitrator will have the discretion to award attorneys fees to the party the arbitrator determines is the prevailing party in the arbitration.  Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by court action instead of arbitration.

If the terms of this letter agreement are acceptable to you, please sign and date below and return it to me in the enclosed return envelope, retaining a copy for your records.

Very truly yours,

/s/ Ron Ahrens
Ron Ahrens
Chairman of the Compensation Committee of the Board of Directors
CardioNet, Inc.

Accepted and agreed:

/s/ Randy H. Thurman
Randy H. Thurman

Date: January 28, 2009